Exhibit 3.1

PENNSYLVANIA DEPARTMENT OF STATE

CORPORATION BUREAU

Articles of Amendment-Domestic Corporation

(15 Pa.C.S.)

Entity Number	☒	Business Corporation (§ 1915)
3651407	☐	Nonprofit Corporation (§ 5915)

Name			Document will be returned to the name and address you enter to the left.
Ola Lombardi, Keevican Weiss Bauerle & Hirsch LLC
Address			ï
1001 Liberty Avenue, 11th Floor
City	State	Zip Code
Pittsburgh	PA	15222-3725

Filed in the Department of State on

Secretary of the Commonwealth

In compliance with the requirements of the applicable provisions (relating to articles of amendment), the undersigned, desiring to amend its articles, hereby states that:

1.	The name of the corporation is: TriState Capital Holdings, Inc.

2.	The (a) address of this corporation’s current registered office in this Commonwealth or (b) name of its commercial registered office provider and the county of venue is (the Department is hereby authorized to correct the following information to conform to the records of the Department):

(a) Number and Street	City	State	Zip	County
1001 Liberty Avenue, 11th Floor	Pittsburgh	PA	15222-3725	Allegheny
(b) Name of Commercial Registered Office Provider				County

3.	The statute by or under which it was incorporated: Business Corporation Law of 1988

4.	The date of its incorporation: May 25, 2006

5.	Check, and if appropriate complete, one of the following:

☒ The amendment will be effective upon filing these Articles of Amendment in the Department of State.

DSCB:15-1915/5915–2

6.	Check one of the following:

☒	The amendment was adopted by the shareholders or members pursuant to 15 Pa.C.S. § 1914(a) and (b) or § 5914(a)

☐	The amendment was adopted by the board of directors pursuant to 15 Pa. C.S. § 1914(c) or § 5914(b).

7.	Check, and if appropriate, complete one of the following:

☐	The amendment adopted by the corporation, set forth in full, is as follow

☒	The Articles of Incorporation of the Company as amended and restate hereby will include the provisions set forth in Exhibit A hereto.

8.	Check if the amendment restates the Articles:

☒	The restated Articles of Incorporation supersede the original articles and all amendments thereto.

IN TESTIMONY WHEREOF, the undersigned corporation has caused these Articles of Amendment to be signed by a duly authorized officer thereof this 3rd day of April 2013.

TriState Capital Holdings, Inc.
Name of Corporation

Signature

Chairman, President and Chief Executive Officer
Title

EXHIBIT A

COMMONWEALTH OF PENNSYLVANIA

DEPARTMENT OF STATE

CORPORATION BUREAU

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

TRISTATE CAPITAL HOLDINGS, INC.

Pursuant to the Pennsylvania Business Corporation Law of 1988 as amended:

FIRST: The name of the corporation (hereinafter called the Corporation) is:

TriState Capital Holdings, Inc.

SECOND: The address of the Corporation’s registered office in this Commonwealth is:

1001 Liberty Avenue, 11th Floor

Pittsburgh, PA 15222

Allegheny County

THIRD: The Corporation is incorporated under the provisions of the Business Corporation Law of 1988, as amended.

FOURTH: The aggregate number of shares of capital stock that the Corporation will have the authority to issue is 45,150,000 shares divided into two classes consisting of 45,000,000 shares of common stock, without par value (the “Common Stock”), and 150,000 shares of preferred stock, without par value (the “Preferred Stock”).

The shares of the Preferred Stock may be issued from time to time in series. Each series will be designated so to distinguish the shares thereof from the shares of all other series. All shares of any particular series will be identical except, if entitled to cumulative dividends, as to the date or dates from which dividends thereon will be cumulative. Any series of the Preferred Stock may differ from any other series with respect to any designation, preference, qualification, privilege, limitation, restriction, special or relative right, or other term or condition. The Board of Directors is expressly vested with authority to establish and designate any one or more series of the Preferred Stock by filing a certificate of designations pursuant to the Pennsylvania Business Corporation Law and to fix and determine by resolution any designations, preferences, qualifications, privileges, limitations, restrictions, special or relative rights, or other terms and conditions of any series created thereby. In the event that at any time the directors of the Corporation will have established and designated one or more series of the Preferred Stock consisting of a number of shares which constitutes less than all of the authorized number of the Preferred Stock, the remaining authorized preferred shares will be deemed to be shares of an undesignated series of the Preferred Stock until designated by the directors of the Corporation as being part of a series previously established or a new series then being established by the directors.

FIFTH: Any or all classes and series of shares of the Corporation, or any part thereof, may be represented by uncertificated shares to the extent determined by the Board of Directors, except that shares represented by a certificate that is issued and outstanding will continue to be represented thereby until the certificate is surrendered to the Corporation. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation will send to the registered owners thereof a written notice containing the information required to be set forth or stated on certificates by subsections (c) and (d) of § 1528 of the Pennsylvania Business Corporation Law of 1988, as amended, 15 Pa.C.S. 1101 et seq. (the “Act”). Except as otherwise expressly provided by applicable law, the rights and obligations of the holders of uncertificated and certificated shares of the same class and series will be identical.

SIXTH: The Corporation shall have perpetual existence.

SEVENTH: In the election of directors, shareholders shall not have the right to cumulative voting as provided under §1758 of the Act.

EIGHTH: Each of the following subchapters of the Act and any successor statute thereto will be inapplicable to the Corporation: (a) Subchapter E of Chapter 25 set forth at sections 2541-2548 of the Act, (b) Subchapter G of Chapter 25 set forth at sections 2561-2568 of the Act, and (c) Subchapter H of Chapter 25 set forth at sections 2571-2576 of the Act.

Entity #: 3651407
Date Filed: 08/06/2012
Carol Aichele
Secretary of the Commonwealth

PENNSYLVANIA DEPARTMENT OF STATE CORPORATION BUREAU
Entity Number 3651407	Statement with Respect to Shares Domestic Business Corporation (15 Pa.C.S. § 1522)

Name CT - COUNTER			Document will be returned to the name and address you enter to the left.
Address

City	State	Zip Code
8531404.SO

Fee: $70

In compliance with the requirements of 15 Pa.C.S. § 1522(b) (relating to statement with respect to shares), the undersigned corporation, desiring to state the designation and voting rights, preferences, limitations, and special rights, if any, of a class or series of its shares, hereby states that:

1. The name of the corporation is:
TriState Capital Holdings, Inc.

2. Check and complete one of the following:

The resolution amending the Articles under 15 Pa.C.S. § 1522(b) (relating to divisions and determinations by the board), set forth in full, is as follows:

X The resolution amending the Articles under 15 Pa.C.S. § 1522(b) is set forth in full in Exhibit A attached hereto and made a part hereof.

3. The aggregate number of shares of such class or series established and designated by (a) such resolution, (b) all prior statements, if any, filed under 15 Pa.C.S. § 1522 with respect thereto, and (c) any other provision of the Articles is 48,780.488 shares.

DSCB:15-1522-2

4. The resolution was adopted by the Board of Directors or an authorized committee thereon on:
July 23-24, 2012

5. Check, and if appropriate complete, one of the following:

X The resolution shall be effective upon the filing of this statement with respect to shares in the Department of State.

The resolution shall be effective on: at .
Date Hour

IN TESTIMONY WHEREOF, the undersigned corporation has caused this statement to be signed by a duly authorized officer thereof this 6th day of August, 2012

TriState Capital Holdings, Inc.
Name of Corporation

Signature

Assistant Secretary
Title

EXHIBIT A

[see attached]

CERTIFICATE OF DESIGNATION

OF

PERPETUAL CONVERTIBLE PREFERRED STOCK, SERIES C

OF

TRISTATE CAPITAL HOLDINGS, INC.

August 3, 2012

TriState Capital Holdings, Inc., a corporation organized and existing under the laws of the Commonwealth of Pennsylvania (the “Corporation”), in accordance with the provisions of 1522(b), (c), and (d) of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”), does hereby certify:

The board of directors of the Corporation (the “Board of Directors”) in accordance with the Articles of Incorporation of the Corporation, as amended, and applicable law, adopted the following resolution at its meeting held on July 23 - 24 2012 creating a series of 48,780.488 shares of Preferred Stock of the Corporation designated as “Perpetual Convertible Preferred Stock, Series C”.

RESOLVED, that pursuant to the provisions of the Articles of Incorporation of the Corporation and applicable law, a series of Preferred Stock, without par value per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Perpetual Convertible Preferred Stock, Series C” (the “Series C Preferred”). The authorized number of shares of Series C Preferred shall be 48,780.488.

Part 2. Ranking. The Series C Preferred shall, with respect to rights on liquidation, winding-up and dissolution, rank senior to the Collective Common Stock. Except for such rights and any other rights expressly conferred on the Series C Preferred by this Certificate of Designation, the Series C Preferred shall rank on a parity with the Collective Common Stock. The Series C Preferred shall rank on a parity with the Series A Preferred and the Series B Preferred (except to the extent that the Certificates of Designation of the Series A Preferred and the Series B Preferred, respectively, require that those classes be senior to the Series C Preferred, including, without limitation, the payment of mandatory dividends on the Series A Preferred and the Series B Preferred) with respect to dividend rights and rights on liquidation, winding-up and dissolution.

Part 3. Dividends. In the event that the Corporation declares or pays any dividends upon the Collective Common Stock (whether payable in cash, securities or other property), the Corporation shall also declare and pay in cash to the holders of the Series C Preferred at the same time that it declares and pays such dividends to the holders of the Collective Common Stock, the dividends which would have been declared and paid with respect to the Collective Common Stock issuable upon conversion of the Series C Preferred had all of the outstanding Series C Preferred been converted as of the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Collective Common Stock entitled to such dividends are to be determined.

Part 4. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Series C Preferred shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the greater of (i) the aggregate Liquidation Value of all shares of Series C Preferred held by such holder (plus all declared but unpaid dividends thereon) and (ii) the amount to which such holder would be entitled to receive upon such liquidation, dissolution or winding up if all of such holder’s Series C Preferred were converted into Conversion Stock immediately prior to such event, and the holders of Series C Preferred shall not be entitled to any further payment with respect to their Series C Preferred. If upon any such liquidation, dissolution or winding-up of the Corporation, the assets of the Corporation to be distributed among the holders of the Series C Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Part 4, then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro-rata among such holders based upon the aggregate Liquidation Value (plus all declared but unpaid dividends) of the Series C Preferred held by each such holder.

Part 5. Priority of Series C Preferred on Redemptions. So long as any Series C Preferred remains outstanding, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Collective Common Stock unless the Corporation offers to also redeem, purchase or otherwise acquire a pro rata percentage of Series C Preferred from the holders thereof and, so redeems, purchases or acquires such Series C Preferred from the holders of Series C Preferred who accept such offer.

Part 6. Voting Rights. The holders of the Series C Preferred shall be entitled to notice of all meetings of the holders of Collective Common Stock in accordance with the Corporation’s bylaws, and except as otherwise required by applicable law, the holders of the Series C Preferred shall be entitled to vote on all matters submitted for a vote to the holders of Collective Common Stock. The holders of the Series C Preferred shall vote together with the holders of the Collective Common Stock as a single class with each holder of Collective Common Stock entitled to one (1) vote per share of Collective Common Stock and each holder of the Series C Preferred entitled to one (1) vote for each share of Conversion Stock that would be issuable upon conversion of the Series C Preferred if such Series C Preferred were converted into Conversion Stock as of the record date for such vote or, if no record date is specified, as of the date of such vote. Notwithstanding anything to the contrary herein, in all matters that entitle the holder of two or more classes or series of shares to vote as separate voting groups under the applicable Pennsylvania business corporation laws and in which the holders of Series C Preferred are affected in the same or a substantially similar way, the holders of the Series C Preferred so affected must vote together as a single voting group.

Part 7. Conversion.

7.1	Conversion Procedure.

(i)	At any time and from time to time, any holder of Series C Preferred may convert each share of Series C Preferred held by such holder into a number of shares of Conversion Stock computed by dividing the Purchase Price of such share of Series C Preferred by the Conversion Price then in effect with respect to such share of Series C Preferred (the “Conversion Ratio”). For the avoidance of doubt, any holder of Series C Preferred may convert all or any portion of the shares of Series C Preferred held by such holder at any time and from time to time.

(ii)	Except as otherwise provided herein, each conversion of Series C Preferred shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series C Preferred to be converted have been surrendered for conversion at the principal office of the Corporation. At the time any such conversion has been effected, the rights of the holder of the shares of Series C Preferred converted as a holder of Series C Preferred shall cease, and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

(iii)	Notwithstanding anything to the contrary set forth in this Certificate and providing that such action shall not cause the holder to exceed the Ownership Limit, all outstanding shares of Series C Preferred shall be mandatorily and automatically converted, with no further action on the part of the holders thereof, into a number of fully paid and nonassessable shares of Conversion Stock at the Conversion Ratio upon (A) the consummation of a Qualified Public Offering; or (B) the written consent or vote of the holders of a majority of the then outstanding Series C Preferred. The Corporation shall deliver as soon as possible after a conversion of Series C Preferred has been effected under this subparagraph to each holder of Series C Preferred, other than any such holders that consented to or voted for the conversion under clause (B) above, a written notice of the conversion.

(iv)	Notwithstanding any other provision hereof, if a conversion of Series C Preferred is to be made in connection with a Public Offering or a Fundamental Change or other transaction affecting the Corporation, the conversion of any shares of Series C Preferred may, at the election of the holder thereof, be conditioned upon the consummation of such event or transaction, in which case such conversion shall not be deemed to be effective until such event or transaction has been consummated.

(v)	As soon as possible after a conversion of Series C Preferred has been effected (but in any event within 3 business days in the case of Part 7.1(v)(A) below), the Corporation shall deliver to the converting holder or its custodian:

(A)	a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

(B)	payment in an amount equal to all declared but unpaid dividends with respect to each share of Series C Preferred converted which have not been paid prior thereto; and

(C)	a certificate representing any shares of Series C Preferred which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

(vi)	The Corporation shall declare the payment of all dividends payable under Part 7.1(v)(B) above. If for any reason the Corporation is unable to pay any portion of the declared but unpaid dividends on Series C Preferred being converted, such dividends may, at the converting holder’s option, be converted into an additional number of shares of Conversion Stock determined by dividing the amount of the unpaid dividends to be applied for such purpose by the Conversion Price then in effect.

(vii)	The issuance of certificates for shares of Conversion Stock upon conversion of Series C Preferred shall be made without charge to the holders of such Series C Preferred for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of each share of Series C Preferred, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

(viii)

The Corporation shall not close its books against the transfer of Series C Preferred or of Conversion Stock issued or issuable upon conversion of Series C Preferred in any manner which interferes with the timely conversion of Series C Preferred. The Corporation shall assist and cooperate with any holder of Series C Preferred required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Series C Preferred hereunder (including, without limitation, making any governmental filings required to be made by the Corporation).

(ix)	The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Series C Preferred, such number of shares of Conversion Stock issuable upon the conversion of all outstanding Series C Preferred. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, charges and encumbrances. The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series C Preferred.

(ix)	Notwithstanding anything to the contrary contained herein, a holder of Series C Preferred will be entitled to receive shares of Conversion Stock upon any conversion of Series C Preferred pursuant to this Part 7 to the extent (but only to the extent) that at such time such holder does not own, and is not deemed for applicable bank regulatory purposes to own, securities of the Corporation in excess of the Ownership Limit or the Adjusted Ownership Limit.

7.2	Conversion Price. The initial Conversion Price of each share of Series C Preferred shall be $10.25 (the “Conversion Price”). In order to prevent dilution of the conversion rights granted under this Part 7, the Conversion Price shall be subject to adjustment from time to time pursuant to Part 7.3 and Part 7.4.

7.3	Subdivision or Combination of Collective Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Collective Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately decreased, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Collective Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

7.4	Fundamental Change. Prior to the consummation of any Fundamental Change which is effected in such a manner that any holders of Collective Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Collective Common Stock, the Corporation shall make appropriate provisions (in form and substance satisfactory to each of the holders of a majority of the Series C Preferred then outstanding) to ensure that each of the holders of the Series C Preferred shall thereafter have the right to acquire and receive, (x) the amount such holder of Series C Preferred would be entitled to receive in the event of a liquidation, winding up or dissolution pursuant to Part 4 and (y) in lieu of or in addition to (as determined by the holders of a majority of the Series C Preferred then outstanding) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Series C Preferred, such shares of stock, securities or assets as such holder would have received in connection with such Fundamental Change if such holder had converted its Series C Preferred immediately prior to such Fundamental Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Series C Preferred then outstanding) to ensure that the provisions of this Part 7 shall thereafter be applicable to the Series C Preferred (including, in the case of any such Fundamental Change in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Conversion Price to the value for the Collective Common Stock reflected by the terms of such Fundamental Change, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of Series C Preferred, if the value so reflected is less than the Conversion Price in effect immediately prior to such Fundamental Change). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from such Fundamental Change or the entity purchasing the Corporation’s assets assumes by written instrument (in form and substance satisfactory to the holders of a majority of the Series C Preferred then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

7.5	Notices.

(i)	Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series C Preferred, setting forth in reasonable detail and certifying the calculation of such adjustment.

(ii)	The Corporation shall give written notice to all holders of Series C Preferred at least 20 days prior to the date on which the Corporation closes its books or takes a record (x) with respect to any dividend or distribution upon Collective Common Stock, (y) with respect to any pro rata subscription offer to holders of Collective Common Stock or (z) for determining rights to vote with respect to any Fundamental Change, dissolution or liquidation.

(iii)	The Corporation shall also give written notice to the holders of Series C Preferred at least 20 days prior to the date on which any Fundamental Change shall take place.

Part 8. Preemptive Rights. In the event the Corporation or any of its Subsidiaries offers to sell any Equity Securities other than in connection with an Exempt Offering, (a “Preemptive Rights Offering”), the Corporation and/or its Subsidiaries shall first offer to sell to each then holder of Series C Preferred a portion of such Equity Securities equal to (x) the number of Equity Securities being sold multiplied by (y) a fraction, (i) the numerator of which is the aggregate amount of Collective Common Stock held by such then holder of Series C Preferred on an as-converted basis on the date of such Preemptive Rights Offering and (ii) the denominator of which is the aggregate amount of Collective Common Stock outstanding on the date of such Preemptive Rights Offering (which denominator shall include the aggregate amount of Collective Common Stock held by such then holder of Series C Preferred on an as-converted basis on the date of such Preemptive Rights Offering); provided that the Corporation shall not offer, and a then holder of Series C Preferred shall not purchase, Equity Securities in excess of an amount that would cause such then holder of Series C Preferred to exceed the Ownership Limit and/or the Adjusted Ownership Limit. Each then holder of Series C Preferred shall be entitled to purchase any such offered Equity Securities at the most favorable price and on the most favorable terms as such Equity Securities are to be sold. In order to exercise its purchase rights hereunder, a then holder of Series C Preferred having preemptive rights pursuant to this Part 8 must, within 21 calendar days after receipt by such then holder of Series C Preferred of a written notice from the Corporation describing in reasonable detail the Equity Securities being offered, the purchase price thereof, the payment terms and the amount such then holder of Series C Preferred is eligible to purchase hereunder, deliver a written notice to the Corporation exercising such Person’s purchase rights pursuant to this Part 8. The rights of the Purchasers under this Part 8 shall terminate upon the consummation of a Qualified Public Offering.

Part 9. Tag-Along Rights.

(i)

One or more holders who are, collectively, the holders of 20% or more of the then outstanding shares of the Corporation’s capital stock (collectively, the “Majority Stock”) (the “Transferring Holders”) shall not directly or indirectly, in one transaction or a series of related transactions, sell, transfer or otherwise dispose of all or any portion of such Majority Stock to any third party unless the terms and conditions of such sale, transfer or other disposition (the “Third Party Disposition”) to such third party shall contain an offer to each holder of Series C Preferred (a “Series C Holder”) to include in such Third Party Disposition such number of shares of Series C Preferred as is determined in accordance with Part 8(ii) below. At least 30 days prior to effecting any Third Party Disposition, such Transferring Holders shall promptly cause the terms and conditions of the Third Party Disposition to be reduced to a reasonably detailed writing (which writing shall identify the third party purchaser, if known, and shall include the offer to each Series C Holder to purchase or otherwise acquire from such Series C Holder its Series C Preferred according to the terms and subject to the conditions of this Part 9), and shall deliver, or cause the third party to deliver, written notice (the “Notice”) of the terms of such Third Party Disposition to the Corporation, which shall provide a copy of such Notice to each Series C Holder promptly after receipt thereof. The Notice shall be accompanied by a true and correct copy of the agreement, if any, embodying the terms and conditions of the proposed Third Party Disposition or a written summary thereof if there is no agreement. At any time after receipt of the Notice (but in no event later than 30 days after receipt), each Series C Holder may accept the offer included in the Notice for up to such number of its shares of Series C Preferred as determined in accordance with the provisions of Part 9(ii) below by furnishing irrevocable written notice of such acceptance to the Corporation and the Transferring Holders.

(ii)	In the event that a Series C Holder elects to accept the offer included in the Notice described in Part 9(i) above, such Series C Holder (the “Included Stockholder”) shall have the right to sell, transfer or otherwise dispose of such number of its shares of Series C Preferred pursuant to, and upon consummation of, the Third Party Disposition which is equal to the product of (x) the total number of shares of Series C Preferred held by the Included Stockholder and (y) a fraction, (i) the numerator of which shall equal the total number of shares of Majority Stock to be sold to the third party, and (ii) the denominator of which shall equal the total number of then outstanding shares of the Corporation’s capital stock. If the third party purchaser is not willing to purchase such additional shares, the number of shares to be sold by the Transferring Holders and the Included Stockholder shall be proportionately reduced. For purposes of this Part 9, the term “Series C Preferred” shall include the then outstanding Series C Preferred and shares of Conversion Stock into which Series C Preferred shall have been converted.

(iii)	The purchase of Series C Preferred pursuant to this Part 9 shall be made on the same terms (including, without limitation, the per share consideration and method of payment, and the date of sale, transfer or other disposition), and subject to the same conditions, if any, as are provided to the Transferring Holders and stated in the Notice.

(iv)	Upon the consummation of the disposition of Series C Preferred to the third party pursuant to the Third Party Disposition, the Transferring Holders shall (A) cause the third party to remit directly to the Included Stockholder the sales price of its Series C Preferred disposed of pursuant thereto, and (B) furnish such other evidence of the completion and time of completion of such disposition and the terms thereof as provided to the Transferring Holders.

(v)

If a Series C Holder has not delivered to the Transferring Holders and to the third party written notice of its acceptance of the offer contained in the Notice within 30 days after the receipt of such Notice, it shall be deemed to have irrevocably waived any and all rights pursuant to this Part 9 with respect to the disposition of its Series C Preferred described in the Notice, and the Transferring Holders shall have 90 days (calculated from the first day next succeeding (x) the expiration of the 30-day acceptance period described above, or (y) the receipt by the Transferring Holders of written notice from the Series C Holder of such Series C Holder’s waiver of all rights under this Part 9) in which to dispose of the aggregate amount of Series C Preferred described in the Notice, on terms not more favorable to the Transferring Holders than those which were set forth in the Notice. If a Series C Holder has delivered irrevocable written notice of acceptance as described in the preceding sentence and, if after 45 days following receipt of the Notice, the Transferring Holders and the third party shall not have completed the disposition of Series C Preferred to be sold in connection therewith in accordance with the terms of the Third Party Disposition, all the restrictions on the disposition of Series C Preferred contained in this Part 9 shall again be in force and effect.

(vi)	Each Series C Holder participating in the Third Party Disposition will be obligated to join on a pro-rata basis in any purchase price adjustments, indemnification or other obligations that the Transferring Holders are required to provide in connection with the Third Party Disposition (other than any such obligations that relate solely to a particular stockholder, such as indemnification with respect to representations and warranties given by such stockholder regarding such stockholder’s title to and ownership of capital stock, in respect of which only such holder will be liable); provided that no holder of Series C Preferred shall be liable for any purchase price adjustments, indemnification or other obligations in excess of the aggregate amount of consideration received by such holder in connection with or pursuant to such Third Party Disposition.

(vii)	Each holder of Series C Preferred participating in the Third Party Disposition shall bear their pro-rata share based on the amount of proceeds received in such sale of the costs of Third Party Disposition to the extent such costs are incurred for the benefit of all holders of capital stock participating in such Third Party Disposition and are not otherwise paid by the Corporation or the acquiring party. Costs incurred by holders of capital stock on their own behalf will not be considered costs of the transaction hereunder; it being understood that the fees and disbursements of one counsel chosen by the Transferring Holders will be deemed for the benefit of all holders of capital stock participating in such Third Party Disposition.

Part 10. Rights, Interests, Preferences and Priorities. The Corporation shall not, and shall not cause any Subsidiary or affiliate to, negatively affect any rights, interests, preferences or priorities of the holders of the Series C Preferred without the prior written consent of the holders of a majority of the Series C Preferred then outstanding; provided, however, that this provision will not be construed to prohibit the Corporation from establishing, or causing any

Subsidiary or affiliate to establish, any series or class of capital stock having rights and/or preferences ranking on a parity with the rights and preferences of the Series C Preferred, and no consent of the holders of the Series C Preferred is required in such case.

Part 11. Amendment of the Restated Articles of Incorporation. So long as any Series C Preferred remains outstanding and subject to (a) the limitations in Part 10 above, (b) the limitations in Part 13 below, and (c) any limitations imposed by the terms of the Series A Preferred and the Series B Preferred outstanding as of the date of the Purchase Agreement, without the vote or prior written consent of the holders of a majority of the Collective Common Stock then outstanding (including the holders of the Series C Preferred voting on an as-converted basis), the Corporation shall not amend, modify, terminate or otherwise alter any provisions of its Articles of Incorporation (including by means of a merger, consolidation or otherwise), except that this provision will not apply to any amendments to existing certificates of designation or new certificates of designation duly adopted by the Board of Directors of the Corporation as provided under the Articles of Incorporation of the Corporation and the PBCL).

Part 12. Reacquisition of Series A Preferred and Series B Preferred. So long as any Series C Preferred remains outstanding and subject to any limitations imposed by the Series A Preferred and the Series B Preferred outstanding as of the date of the Purchase Agreement, upon any event that results in any shares of Series A Preferred or Series B Preferred ceasing to be outstanding, including, without limitation, the exchange of Series A Preferred or Series B Preferred for Common Stock and the reacquisition by the Corporation or forfeiture by the holder thereof or other retirement of any of the shares of Series A Preferred or Series B Preferred, such shares of Series A Preferred or Series B Preferred, as the case may be, shall be immediately cancelled and shall not be reissued and shall no longer be authorized.

Part 13. Amendment and Waiver. No amendment, modification, alteration, repeal or waiver of any provision hereof shall be binding or effective without the prior written consent, or, in the case of Series C Preferred, vote, of each of (i) the Corporation and (ii) the holders of a majority of the Series C Preferred outstanding at the time such action is taken; provided that no amendment, modification, alteration, repeal or waiver of the terms or relative priorities of the Series C Preferred may be accomplished by the merger, consolidation or other transaction of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent or vote of the holders of a majority of the Series C Preferred then outstanding.

Part 14. Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

Part 15. Definitions. The following terms used in this Certificate of Designation have the following meanings:

“Adjusted Ownership Limit” means as of any date of determination, 24.9% of the total equity of the Corporation outstanding at such time.

“Certificate of Designation” means this Certificate of Designation of Perpetual Convertible Preferred Stock, Series C, of the Corporation.

“Common Stock” means the common stock, without par value per share, of the Corporation.

“Collective Common Stock” means, collectively, the Corporation’s Common Stock and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

“Conversion Price” has the meaning set forth in Part 7.2.

“Conversion Stock” means, with respect to the Series C Preferred, shares of the Collective Common Stock; provided that if there is a change such that the securities issuable upon conversion of the applicable Series C Preferred are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term “Conversion Stock” shall mean one share of the security issuable upon conversion of the applicable Series C Preferred if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

“Equity Securities” means any ownership interests, membership interests, partnership interests, profits interests, capital stock or other equity interests, or securities exercisable or exchangeable for or convertible into, or warrants, options and other rights to acquire, membership interests, partnership interests, capital stock or other equity interests or ownership interests.

“Exempt Offering” means any issuance of Equity Securities (i) at the written direction of the applicable primary federal banking regulator of the Corporation or any of its Subsidiaries, (ii) upon exercise, conversion or exchange of other Equity Securities which were issued in compliance herewith, (iii) Collective Common Stock issued pursuant to stock dividends, stock splits, or similar transactions if an appropriate adjustment to the Conversion Price is made pursuant to Part 7.3, (iv) the issuance of shares of Equity Securities (and/or the grant of options or warrants therefor) to employees, directors, contractors, consultants or advisors to the Corporation pursuant to incentive agreements, stock option plans, stock bonuses or awards, or incentive contracts, in each case approved by the Board of Directors; (v) the issuance of Equity Securities upon exercise of warrants or options outstanding as of the date hereof or granted hereafter pursuant to the 2006 Stock Option Plan of the Corporation or any similar employee compensation plan; (vi) the issuance of Equity Securities in connection with mergers, bona fide acquisitions or similar transactions by the Corporation for the purpose of acquiring other entities or substantially all of their assets, in each case as approved by the Board of Directors; or (vii) the issuance of shares of any Equity Securities expressly excluded from the preemption rights in a written consent signed by, or by vote of, the holders of at least a majority of the then-outstanding shares of Series C Preferred voting independently as a separate class.

“Fundamental Change” means (i) any sale or transfer of more than 50% of the assets of the Corporation and its Subsidiaries on a consolidated basis (measured either by book value in accordance with United States generally accepted accounting principles consistently applied or by fair market value determined in the reasonable good faith judgment of the Board of Directors) in any transaction or series of transactions (other than sales in the ordinary course of business), or (ii) any recapitalization, reorganization, reclassification, consolidation, merger or other similar transaction or series of related transactions that result in any Person or group of Persons (as the term “group” is used under the Securities Exchange Act of 1934) other than Persons holding Voting Securities of the Corporation immediately prior to the transaction or transactions, owning Voting Securities of the Corporation possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation’s board of directors.

“Junior Securities” means any capital stock or other equity securities of the Corporation, except for the Series C Preferred, the Series A Preferred Stock, the Series B Preferred Stock or any other class or series of the Corporation’s capital stock which is senior to or pari passu with the Series C Preferred with respect to preference and priority on dividends, redemptions, liquidations and voting rights as permitted by the terms of the Series C Preferred hereunder or approved by a vote of the holders of the Series C Preferred as provided hereunder.

“Liquidation Value” of any share of Series C Preferred as of any particular date shall be equal to the Purchase Price of such share of Series C Preferred.

“Ownership Limit” means at the time of determination, with respect to holders of the Series C Preferred, 24.9% of any class of Voting Securities of the Corporation outstanding at such time. Any calculation of a holder’s percentage ownership of the outstanding Voting Securities of the Corporation for purposes of this definition shall be made in accordance with the relevant provisions of Regulation Y of the Federal Reserve Board (12 C.F.R. 225 et seq.).

“Person” means an individual, a partnership, a corporation, a limited liability company, a limited liability, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Public Offering” means any offering by the Corporation of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.

“Purchase Agreement” means that certain Preferred Stock Purchase Agreement, dated as of April 24, 2012, by and among the Corporation, Lovell Minnick Equity Partners III LP and Lovell Minnick Equity Partners III-A LP, as such agreement may from time to time be amended in accordance with its terms.

“Purchase Price” means, with respect to each share of Series C Preferred, the amount paid by the original holder thereof in connection with the acquisition of such share as finally determined pursuant to the terms, conditions and adjustments set forth in the Purchase Agreement.

“Qualified Public Offering” means any offering by the Corporation of its Equity Securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended, or any comparable statement under any similar federal statute then in force that generates aggregate proceeds to the Corporation of at least $100 million prior to the exercise by the underwriters in such offering of any over-allotment option.

“Series A Preferred” means the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, of the Corporation.

“Series B Preferred” means the Fixed Rate Cumulative Perpetual Preferred Stock, Series B, of the Corporation.

“Subsidiary” means any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Corporation or one or more of the other Subsidiaries of the Corporation or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by the Corporation or one or more Subsidiaries of the Corporation or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.

“Voting Securities” means, at any time, shares of any class of capital stock of the Corporation that are then entitled to vote generally in the election of directors.

IN WITNESS WHEREOF, TriState Capital Holdings, Inc. has caused this Certificate of Designation to be signed by its duly authorized officer as of the day and year first set forth above.

TriState Capital Holdings, Inc.

By:
Name:	James F. Getz
Title:	Chairman and Chief Executive Officer

Entity #: 3651407 Date Filed: 08/07/2012 Carol Aichele Secretary of the Commonwealth

PENNSYLVANIA DEPARTMENT OF STATE CORPORATION BUREAU

Entity Number 3651407	Statement of Correction (15 Pa.C.S. § 138)

Name CT - COUNTER			Document will be returned to the name and address you enter to the left.
Address

City	State	Zip Code
8531404-SOPA25

Fee: $70

In compliance with the requirements of 15 Pa.C.S. § 138 (relating to statement of correction) the undersigned association or other person, desiring to correct an inaccurate record of corporate or other action or correct defective or erroneous execution of a document, hereby states that:

1. The name of the association or other person is: TriState Capital Holdings, Inc.

2.       The (a) address of this association’s current registered office in this Commonwealth or (b) name of its commercial registered office provider and the county of venue is (the Department is hereby authorized to correct the following information to conform to the records of the Department):

(a) Number and Street 1001 Liberty Avenue, 11th Floor	City Pittsburgh	State PA	Zip 15222	County Allegheny

(b) Name of Commercial Registered Office Provider c/o:	County

3.      The statute by or under which it was Incorporated or the preceding filing was made, in the case of a filing that does not constitute a part of the articles of incorporation of a corporation is;

The Business Corporation Law of 1988

4. The inaccuracy or defect, which appears in Department of State form DCSB 15-1522-2 filed on August 6, 2012 is:

In the definition of “Purchase Agreement” in Part 15 of the Certificate of Designation of Perpetual Convertible Preferred Stock, Series C, set forth at Exhibit A, the parties identified as “Lovell Minnick Equity Partners III LP” and “Lovell Minnick Equity Partners III LP”

DSCB:15-138-2

5.	Check one of the following:

X	The portion of the document requiring correction in corrected form is set forth in Exhibit A attached hereto and made a part hereof.

The original document to which this statement relates shall be deemed re-executed.

The original document to which this statement relates shall be deemed stricken from the records of the Department.

IN TESTIMONY WHEREOF, the undersigned association or other person has caused this statement to be signed by a duly authorized officer thereof or otherwise in its name this 7th day of August 2012.

Leo A. Keevican, Jr.
Name

Signature

Assistant Secretary
Title

EXHIBIT A

In the definition of “Purchase Agreement” in Part 15 of the Certificate of Designation of Perpetual Convertible Preferred Stock, Series C, set forth at Exhibit A, the parties identified as “Lovell Minnick Equity Partners III LP” and “Lovell Minnick Equity Partners III LP” should instead be revised to “LM III TriState Holdings LLC” and “LM III-A TriState Holdings LLC,” respectively.